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                                                                   Exhibit 10(m)

LYDIA PASTUSZEK                                                DECEMBER 22, 2005

                                NATIONAL GRID USA
                            MICHAEL E. JESANIS - CEO

                           DEFERRED COMPENSATION PLAN

SUMMARY

1. This paper seeks approval for further amending the Deferred Compensation Plan (the Plan) as necessary for compliance with Section 409A of the Internal Revenue Code (added under the American Jobs Creation Act of 2004) and to reflect decisions made regarding Plan design since the Deferred Compensation Plan White Paper dated February 1, 2005 (the Previous White Paper).

BACKGROUND

2. Authorization was obtained in February to modify the Plan in ways that would both deliver desirable design features and Section 409A requirements. Since that time (in October) the Department of Treasury issued further guidance on Section 409A in the form of proposed regulations. Further, Human Resources has undertaken the task of implementing certain transition re-elections and design modifications for which it now seeks amending authority and ratification of implementation.

3. The below reflects the final design that is recommended for approval, which approval is intended to supersede any inconsistent design elements approved in the Previous While Paper.

PROPOSED AMENDMENTS

4. Plan Year As noted in the Previous While Paper, the plan will operate on a calendar year basis for base pay deferrals. Deferral deadlines for such deferrals as well as for other types of pay are set forth in Paragraph 9 below.

5. Types of Pay In clarification of the Previous White Paper, pay will be deferrable as follows:

     Base Pay                                From 1% to 75%
     ICP Cash Bonus*                         From 1% to 100%
     Incentive Share Award*                  All or none
     Performance Share Plan Award (grants**) All or none

* Includes Group Executive Director cash and Deferred Share Plan awards made in lieu of ICP cash and share awards.

**   Includes grants made in June 2005 and those made in future fiscal years.

Deferrals of Group Performance Share Plan awards and Group Director Deferred Share Plan awards under the Plan will be administered to take into account the fact that those plan are subject to Section 409A.

6. Deferral duration As noted in the Previous While Paper, participants be given the following options with regard to duration of deferral:

          - 10 years

          - Separation from service*

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          - ages 55 through 75

* In clarification of the Previous White Paper, all Section 409A covered deferrals payable upon Separation from Service will be delayed for 6 months following Separation from Service to comply with "Key Employee" provisions of Section 409A.

7. Distribution types As noted in the Previous While Paper, two distribution types will be offered:

          - Lump sum

          - Annual installments, 2 - 10

8. Distribution re-election In clarification of the Previous White Paper, participants will be permitted to re-elect the timing and type of distribution subject to applicable restrictions under Section 409A, including that the re-election:

     - must be made no less than 12 months prior to the date distributions were scheduled to commence under the original "initial" election;

     - will not be effective for 12 months;

     - must provide for the future payment date or commencement at least five years later than initially elected; and

     - may not accelerate the payment of distributions. For example, if a participant initially elected 10 annual installments, at re-election that participant would not be able to elect a lump sum payable in five years. However, the reelection may postpone the distribution. For example, if a participant elected a lump sum, he or she can re-elect a series of 10 installments commencing 5 years from the date the lump sum was otherwise payable. As a matter of plan design, a participant will not be permitted to change a series of annual payments to a lump sum payment.

9. Timing of Elections It is recommended that the Plan be amended to reflect the following:

Base Pay - Elections are proposed to be based upon a calendar year commencing in 2006. As a transition matter, participants were solicited for deferral of base pay for the period April 1, 2005 through December 31, 2005 prior to March 15, 2005 in anticipation of the change in base pay deferral elections to a calendar year.

ICP Cash Bonus and Incentive Share Award (ICP Bonus/Share Award) - Elections for the fiscal year ending March 31, 2006 ICP Bonus/Share Award (payable in June
2006) were made under the "performance based compensation" provisions of Section 409A in September 2005. It is recommended that elections for the fiscal year ending March 31, 2007 ICP Bonus/Share Award (payable in June 2007) be completed prior to the end of the preceding fiscal year (March 31, 2006) consistent with fiscal year bonus compensation provisions under Section 409A. Further, it is recommended that future ICP Bonus/Share Awards be solicited in the same manner.

Performance Share Awards - Elections for grants made in a particular fiscal year (usually June) will be made prior to the end of the preceding fiscal year.

New Participants - Elections for Base Pay, ICP Bonus/Share Awards and/or Performance Share Awards will be solicited consistent with the requirements of
Section 409A for new entrants.

10. Transition Re-Elections - It is recommended that the Plan be amended to reflect the following:

Base Pay - Consistent with Section 409A transition rules, participants who had outstanding base pay deferrals made on a fiscal year base in 2004 (which carried over from 2004 into 2005) were permitted to either (1) cancel the election for the period January 1, 2005 through March 31,

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2005 (and were taxed accordingly) or (2) re-elect to defer the applicable compensation under deferral period and payment options designed to comply with
Section 409A. That solicitation occurred prior to March 15, 2005 as required under then applicable Section 409A regulations.

ICP Cash Bonus and Incentive Share Award - Consistent with Section 409A transition rules, participants who had outstanding deferral elections made in 2004 under prior plan provisions effective against cash bonus and/or share awards payable in June 2005 were permitted to either (1) cancel the deferral election or (2) re-elect to defer the applicable bonus and/or share award under deferral period and payment options designed to comply with Section 409A. That solicitation occurred prior to March 15, 2005 as required under applicable
Section 409A transition rules.

11. Death, Disability, Unforeseeable Emergency, and Change in Control. A participant's deferrals will be paid out upon his or her death to the participant's beneficiary(ies) consistent with the beneficiary provisions adopted earlier in the year. Section 409A limits the circumstances under which initial deferral elections may be superseded on account of Disability, Unforeseeable Emergency or Change in Control as defined in Section 409A. Final recommendations have not been made on these features.

12. Termination. It is recommended that the right to terminate the plan and pay out a lump sum be reserved to the extent permitted under applicable provisions of Section 409A.

13. Executive Supplemental Retirement Plan (ESRP) Included in the types of plans to which these new requirements apply are supplemental executive retirement plans - our ESRP. Additional regulations are expected to be issued relative to ESRP accruals in early 2006. Recommendations regarding the ESRP will be made following the issuance of those regulations.

14. Executive Share Options. Options are not a permissible form of deferrable compensation under Section 409A and are therefore not included under the Plan.

REQUESTED ACTION

15. Mike Jesanis is asked to NOTE this paper and APPROVE the requested amendments relative to deferrals made during 2005 as well as future deferrals, and to ratify all actions taken consistent therewith.

APPROVAL

I, Michael E. Jesanis, hereby approve the requested amendments to the National Grid USA Companies' Deferred Compensation Plan by White Paper from Lydia Pastuszek dated February 1, 2005 as further amended by this White Paper from Lydia Pastuszek dated December 21, 2005.


/s/                                 Date: 12/22/05
---------------------------------
Michael E. Jesanis
Chief Executive Officer
National Grid USA

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LYDIA PASTUSZEK                                                 FEBRUARY 1, 2005

                               NATIONAL GRID USA
                            MICHAEL E. JESANIS - CEO

                           DEFERRED COMPENSATION PLAN

SUMMARY

1. This paper seeks approval for amendments to the Deferred Compensation Plan necessary for compliance with the American Jobs Creation Act of 2004.

BACKGROUND

2. Due to a number of Internal Revenue Service (IRS) restrictions on the Incentive Thrift Plan (401k), our qualified tax favored retirement savings plan, National Grid USA provides a non-qualified tax deferred savings plan for executives in ICP I and II. The plan is called the Deferred Compensation Plan
(DCP) and allows participants to defer from income taxation amounts that exceed IRS qualified plan limits. The Plan operates on a fiscal year basis, April 1 to March 31. Elections are made each March for the following fiscal year. By this schedule, executives are considering deferral treatment of bonuses to be paid 15 months in the future.

3. Types of pay Eligible Executives can elect to defer:

     - Base pay from 1% to 15%

     - Incentive Compensation Plan (ICP) bonuses from 1% to 100%

     - Incentive Share Awards all or none

4. Deferral period and distributions Eligible executives may elect to defer payment until:

     - 10 years

          - Lump sum only

     - Retirement

          - Lump sum

          - Three, five or ten annual installments

Distributions prior to the elected time are permissible only upon death, disability, financial hardship or change in control. Distributions that are due upon "Retirement" may generally be changed to a new form of payment up to 6 months in advance of retirement.

5. Investment Options Participants elect to allocate their deferrals to any of three "phantom" investments. No actual securities are purchased or held for individual participants. Rather, these investments are used merely to determine account value from time to time.

     - Prime Rate of interest

     - S&P 500 Index

     - National Grid ADR's

Participants are permitted to reallocate their account balances only during the last 10 trading days in each calendar quarter with the trade effective as of the closing price of investments on the final trading day.

6. Rabbi Trust The majority of the future payout liability to participants has been funded through a Rabbi Trust which protects participants from the unwillingness of the Company to pay, but not the inability to pay resulting from insolvency. In the event of insolvency, ail participants with an account balance become unsecured creditors of the Company.

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RECENT LEGISLATIVE CHANGES

7. American Jobs Creation Act of 2004 Recent corporate accounting scandals and high profile executive compensation abuses have resulted in the enactment of new Federal legislation relative to these plans effective January 1, 2005. In order to comply with the new requirements, several significant changes to our plan will be required.

8. Plan Year All of the terminology and timing references in both the law and the initial guidance speak to a calendar plan year operation. This is primarily due to the fact that individual participants all have a calendar year tax year regardless of the Company's fiscal year. While there were initial indications that allowance would be made for fiscal year plans, none was included in the initial guidance and it is not clear what, if any, guidance accommodating fiscal year plans may be forthcoming.

9. Initial Deferral Election The election to defer base pay must be made for a one year period, no later than the last day of the preceding year. Deferral election of bonus pay must be made no later than six months prior to the end of the bonus earned period. At the initial deferral election, participants must elect both the point in time at which distributions are to be made and the form those distributions will take.

     Permissible Timing Options

          1. A fixed time period, i.e. 10 years

          2. A specified date, i.e. 55th birthday

          3. Separation from service - regardless of reason

Once elected, the distribution may not be accelerated to an earlier date except in the case of death, disability, change in control or unforeseen emergency. For both the Change in Control and the unforeseen emergency, further regulations are required in order to understand the limitations. Further, for "Key Employees" which includes all Plan eliglbles for us, distributions that are scheduled to be paid out upon separation from service may not commence for at least 6 months following separation from service.

10. Distribution re-election No less than 12 months prior to the initially elected distribution date, participants will be permitted to re-elect the timing and type of distribution with the following two limitations:

     - The reelection must provide for the future payment date or commencement at least five years later than initially elected

     - The reelection cannot accelerate the payment of distributions. For example, if a participant initially elected 10 annual installments, at re-election that participant would not be able to elect a lump sum payable in five years. However, the reelection may postpone the distribution. For example, if a participant elected a lump sum, he she can re-elect a series of 10 installments commencing 5 years hence.

PROPOSED AMENDMENTS

11. Plan Year We recommend that the plan be amended to operate on a calendar year basis. Base pay deferrals would be solicited each December for the upcoming calendar year and bonus deferral elections would be solicited each September for the bonus payable the following June.

12. Types of Pay We recommend the following pay types and percentages be deferrable:

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     Base Pay                           From 1% to 75%
     ICP Cash Bonus                     From 1% to 100%
     Incentive Share Award              All or none
     Option Exercise (future)           All or none
     Performance Share Award (future)   All or none (Under review)

Additional work is needed to define the election timing for future option and performance share grants and to ensure that their inclusion will not create administrative or reporting problems in the UK.

13. Deferral duration We recommend that participants be given the following options with regard to duration of deferral:

          - 10 years

          - Separation from service

          - ages 55 through 75

This combination wiil provide maximum flexibility at both initial election and subsequent reelection to ensure the participant receives payments as he/she sees fit.

14. Distribution types As for the types of distribution, we recommend that two choices be offered as foliows:

          - Lump sum

          - Annual installments, 2 - 10

15. Investment Options While we do not recommend any change in the Plan's investment options, we do recommend that participants be permitted to reallocate their account balances on a daily basis just like the 401k. The current restrictive policy was implemented when a.) the Rabbi Trust held a large number of NEES Shares matched to the shares liability of the plan, and b.) there was a very close relationship maintained between the shares held in the trust and the shares allocated to participant accounts. There were concerns that allowing frequent reallocation rights would produce frequent and costly trading practices within the Rabbi Trust. Since the Rabbi Trust does not hold National Grid ADR's as an investment - due to the absence of favorable treatment on dividends - and the Trust is managed more on a global basis in support of all non-qualified benefit liabilities, there is no longer a need to worry about Trust transactions mirroring participant elections on a contemporaneous basis. The Trust's investment can be managed on a periodic basis and rebalanced if necessary to conform to participant investment elections.

16. Executive Supplemental Retirement Plan (ESRP) Included in the types of plans to which these new requirements apply are supplemental executive retirement plans - our ESRP. At this time, it is not clear how participation in or operation of the ESRP is affected by the law. Upon issuance of regulations that are expected later this year, we will apprise you of the impacts and seek any necessary amendments to ensure the plan remains in compliance.

17. Executive Share Options and Performance Share Awards All those eligible for the Deferred Compensation Plan have also been issued share option grants and/or performance share awards. At this time, it appears that it will not be possible to allow deferral of exercised options or receipt of performance shares for grants already made. Although it does appear that deferral of future performance share awards was anticipated by the law, it is not clear what impact such a deferral would have on NGT's books nor how it may affect Executive Director reporting/disclosures. We will resolve these issues in advance of the 2005 grant process so that the proper election process can be scheduled if approved by the UK.

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18. Miscellaneous provisions The current "grandfathered" plan provisions that permit expedited payouts upon a "change in control" with a 10% haircut, upon dissolution of the participant's employer, or upon the failure of the company to make payments, will continue to be honored for prior deferrals but will not be permitted for new deferrals (although there will be some allowance for expedited payments upon an Act defined "change in control"). The Rabbi Trust document and operations will be amended to conform with applicable Act provisions as well.

19. Approach to amendments The new law restricts the Company from making any material modifications to existing deferred compensation arrangements. The consequences and penalties for violation of this are substantial and apply to plan participants. Therefore, we will not be permitted to adopt any of the favorable changes relative to amounts already deferred. Further, while many Companies are adopting entirely new plans to avoid any possible confusion or concerns, adoption of a new plan could raise many issues around UK listing authority rules and/or shareholder approval. To avoid those concerns, pending concurrence from the UK, we recommend that the current Deferred Compensation Plan be amended in a way that clearly isolates past deferrals from future deferrals.

20. REMCO review Since Mike Jesanis is a participant in the plan, REMCO review of these amendments will be required. We are also evaluating whether any additional approvals are required.

REQUESTED ACTION

21. Mike Jesanis is asked to NOTE this paper and APPROVE the requested amendments.